Exhibit 10.17

JEPLAN Holdings, Inc.

Terms and Conditions for Series 3 Warrants (Stock Acquisition Rights)

1.	Name of Warrants

JEPLAN Holdings, Inc. Series 3 Warrants (Stock Acquisition Rights) (the “Warrants”)

2.	Number of Warrants to Be Issued

[1,210]

The number of shares per Warrant is set at [  ] shares. (However, if the number of shares defined in “5. Contents of Warrants to Be Issued (1)” below is adjusted, a similar adjustment will be made.)

3.	Allotment Date

[  ] [  ], 2024

4.	Money to Be Paid in Exchange for the Warrants

No money is required to be paid in exchange for the Warrants.

5.	Contents of the Warrants to Be Issued

(1)	Type and Number of Shares to Be Allotted by the Warrants

The number of shares to be allotted by the Warrants is set at [  ] common shares of the Company.

If the Company conducts a share split (including allotment of shares without contribution) or a share consolidation, the number of shares to be allocated will be adjusted according to the following formula. However, such adjustment will only apply to the number of shares to be allocated by the Warrants that have not been exercised at that point in time, and any fractions less than one share resulting from the adjustment will be discarded.

Number of Underlying Shares After Adjustment = Number of Underlying Shares Before Adjustment x Ratio of the Share Split/Consolidation

In addition, if the Company conducts a merger, consolidation, absorption-type split, incorporation-type split, share exchange or share transfer, or if other inevitable circumstances arise, the number of shares to be allocated by the Warrants will be adjusted within a reasonable range.

(2)	Value of Property to Be Contributed Upon Exercise of the Warrants

The value of property to be contributed upon exercise of the Warrants shall be an amount obtained by multiplying the payment amount per share (the “Exercise Price”) determined as follows by the number of shares per Warrant set forth in “5 (1). Type and Number of Shares to Be Allotted by the Warrants” above.

The Exercise Price shall be set at [  ] yen.

If the Company conducts a share split (including allotment of shares without contribution) or a share consolidation, the Exercise Price will be adjusted according to the following formula, and any fractions less than one yen will be rounded up.

Post-Adjustment Exercise Price = Pre-Adjustment Exercise Price x [1/(Ratio of the Split・Consolidation)]

Also, if the Company issues or disposes of its own shares at a price lower than the market price (excluding issuance/disposal based on exercise of Warrants), the Exercise Price will be adjusted according to the following formula, and any fractions less than one yen resulting from such adjustment will be rounded up.

Number
of Issued	+	Number of Newly Issued Shares x Payment Amount Per Share
Shares	Market Price Per Share
Post-Adjustment		Pre-Adjustment
Exercise Price	=	Exercise Price	x
Number of Issued Shares + Number of Newly Issued Shares

In the above formula, “Number of Issued Shares” refers to the number obtained by subtracting the number of treasury shares held by the Company from the total number of issued shares of the Company. In case of disposal of treasury shares, “Newly Issued Shares” should be read as “Disposed Treasury Shares”, and “Payment Amount Per Share” should be read as “Disposal Price Per Share”.

Furthermore, in addition to the above, if the Company conducts a merger, consolidation, absorption-type split, incorporation-type split, share exchange or share transfer, or if other inevitable circumstances arise, the Exercise Price will be adjusted within a reasonable range.

(3)	Period During Which Warrants Can Be Exercised

From August 11, 2024 to August 10, 2032.

However, if the first day of the exercise period falls on a holiday for the Company, then the next business day will be considered as the start date for the exercise period. If the last day falls on a holiday for the Company then its preceding business day will be considered as last day for the exercise period.

(4)	Matters Concerning Increase in Capital and Capital Reserve

The amount of capital increase when issuing shares upon exercise of Warrants shall be half of the maximum increase in capital etc. calculated in accordance with Article 17(1) of Regulation on Corporate Accounting. Any fraction less than one yen resulting from such calculation shall be rounded up. The amount of capital reserve increase when issuing shares upon exercise of Warrants shall be an amount obtained by subtracting above mentioned increased capital amount from above mentioned maximum increase in capital etc.

(5)	Restrictions on Acquisition of Warrants by Transfer

Acquisition of the Warrants by transfer requires approval by resolution at the Company’s Board of Directors meeting.

(6)	Conditions for Exercise of Warrants

①	If exercising the Warrants results in exceeding authorized total number of issued shares at that point in time then it cannot be exercised.

②	The exercise must take place in units of one Warrant and partial exercise is not allowed.

③	If the holder of the Warrants passes away then his/her heirs cannot exercise the Warrants.

(7)	Reasons for Acquisition of Warrants

①	If before exercising the Warrants the Company becomes extinct due to merger agreement approval or the Company becomes a wholly owned subsidiary due to share exchange agreement approval or share transfer plan approval at the general meeting of shareholders (if no resolution is required at the general meeting of shareholders, then when the Company’s Board of Directors makes a resolution), the Company can acquire the Warrants for free on a date separately determined by the Board of Directors.

②	If before exercising the Warrants the conditions for exercising are no longer met, and if the holder of the Warrants abandons the Warrants, the Company can acquire all or part of the Warrants for free on a date separately determined by the Board of Directors. In case of partial acquisition, the Board of Directors will decide which rights to acquire.

(8)	Treatment of Warrants in Case of Organizational Restructuring

If the Company conducts a merger (gappei) (limited to cases where the Company becomes extinct due to the merger), absorption-type company split (kyushu bunkatsu), incorporation-type company split (shinsetsu bunkatsu), share exchange or share transfer (collectively referred to as “Corporate Reorganization”), the Company will grant each holder of the remaining Warrants (hereinafter referred to as “Remaining Warrants”) at the effective date of Corporate Reorganization Warrants of each stock corporation listed in Article 236(1)(viii) from (a) to (d) of the Companies Act (hereinafter referred to as “Reorganization Counterparty”) under the following conditions. In this case, the Remaining Warrants will be extinguished, and the Reorganization Counterparty will newly issue Warrants. However, this is limited to cases where it is stipulated in the absorption merger agreement, new merger agreement, absorption-type company split agreement, incorporation-type company split plan, share exchange agreement or share transfer plan that Warrants of the Reorganization Counterparty will be granted according to the following conditions.

①	Number of Warrants of the Reorganization Counterparty to Be Granted

The same number as the number of Remaining Warrants held by each holder at the time when Corporate Reorganization takes effect shall be granted.

②	Type of Shares of the Reorganization Counterparty to Be Allotted by Warrants

Common shares of the Reorganization Counterparty.

③	Number of Shares of the Reorganization Counterparty to Be Allotted by Warrants

The number shall be determined in accordance with (1) above, taking into account the conditions etc. of Corporate Reorganization.

④	Value of Property to Be Contributed Upon Exercise of Warrants

The value of property to be contributed upon exercise of each Warrant shall be an amount obtained by multiplying the post-restructuring payment amount obtained by adjusting the Exercise Price set forth in (2) above in consideration of the conditions etc. of Corporate Reorganization by the number of shares to be allotted by such Warrants determined in accordance with ③ above.

⑤	Period During Which Warrants Can Be Exercised

From either later date between start date of the exercise period set forth in (3) above and effective date of Corporate Reorganization till the last date of the exercise period set forth in (3) above.

⑥	Conditions for Exercise

Determined in accordance with (6) above.

⑦	Matters Concerning Increase in Capital and Capital Reserve

Determined in accordance with (4) above.

⑧	Restrictions on Acquisition by Transfer

Acquisition by transfer requires approval from the Reorganization Counterparty.

⑨	Reasons for Acquisition

Determined in accordance with (7) above.

(9)	Rounding Down Fractional Shares Resulting from Exercise of Warrants

If there are any fractions less than one share in the number of shares to be delivered to holders of Warrants, such fractions shall be discarded.